U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 30, 2011

CHINA NATURAL GAS, INC.
(Exact name of issuer as specified in its charter)

Delaware	001-31539	98-0231607
(State or Other Jurisdiction of	(Commission File	(IRS Employer
Incorporation or Organization)	Number)	Identification No.)

19th Floor, Building B, Van Metropolis
35 Tang Yan Road, Hi-Tech Zone
Xian, 710065, Shaanxi Province, China
(Address and Zip Code of Principal Executive Offices)

86-29-88323325
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 30, 2011, Mr. Qinan Ji ("Mr. Ji"), the Chairman and Chief Executive Officer of China Natural Gas, Inc. (the “Company,” “we,” “our” or “us”), announced that he had entered into an exclusivity agreement with a consortium backed by Themes Investment Partners, a China-focused private equity firm (the “Themes Consortium”). Mr. Ji informed the Special Committee of our Board of Directors (the "Special Committee"), that he intended to work together with the consortium to formulate a proposal to acquire all of the outstanding shares of common stock of the Company that he and his affiliates do not currently own through a going private transaction. Mr. Ji, directly and indirectly, currently beneficially owns approximately 13.99% of the Company's common stock.

We have not received any written or oral proposal or other writing from Mr. Ji or the Themes Consortium.

 The Special Committee, which was formed to consider certain potential transactions involving the Company, has retained William Blair & Company, L.L.C. as its financial advisor and Arent Fox LLP as its legal counsel to assist it in consideration of such matters.

There can be no assurance that any proposal for a transaction will be made, that any agreement will be executed or that any transaction will be approved or consummated.

On June 30, 2011, a press release reporting Mr. Ji’s announcement was issued.  A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits

The following financial statements, pro forma financial information and exhibits have been filed as part of this Report:

(a)	Financial statements of businesses acquired — none

(b)	Pro forma financial information — none

(c)	Exhibits

Number	Description
99.1	Press release announcing execution by Qinan Ji and Themes Investment Partners of an exclusivity agreement regarding a potential going private acquisition of China Natural Gas, Inc.

Signature

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

China Natural Gas, Inc.

Dated: July 4, 2011	By:	/s/ Bode Xu
Bode Xu, Chief (Principal) Financial Officer

Exhibit Index

Number	Description
99.1	Press release announcing execution by Qinan Ji and Themes Investment Partners of an exclusivity agreement regarding a potential going private acquisition of China Natural Gas, Inc.